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                               CREE RESEARCH, INC.

                                   EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                                                             YEARS ENDED JUNE 30,
                                                  1996             1995            1994              1993             1992
                                               --------------------------------------------------------------------------------
                                                                    (In thousands, except per share data)
PRIMARY
Weighted average common stock outstanding        11,825,857     10,367,290     10,336,646          8,073,174      3,169,148

Net effect of dilutive stock options and
      warrants - based on treasury stock
      method                                        789,107               -              -            529,152              -
                                               -------------   -------------  -------------   ----------------  -------------

Total                                            12,614,964      10,367,290     10,336,646          8,602,326      3,169,148
                                               =============   =============  =============   ================  =============


Net income (loss)                                   242,855         (17,074)      (430,883)           593,535       (978,340)
                                               =============   =============  =============   ================  =============


Net income (loss) per common share              $       0.02   $       (0.00) $       (0.04)    $         0.07  $       (0.31)
                                               =============   =============  =============   ================  =============


FULLY DILUTED
Weighted average common stock outstanding        11,825,857      10,367,290     10,336,646          8,073,174      3,169,148

Net effect of dilutive stock options and
      warrants - based on treasury stock
      method                                        821,582               -              -            647,940              -
                                               -------------   -------------  -------------   ----------------  -------------

Total                                            12,647,439      10,367,290     10,336,646          8,721,114      3,169,148
                                               =============   =============  =============   ================  =============


Net income (loss)                                   242,855         (17,074)      (430,883)           593,535       (978,340)
                                               =============   =============  =============   ================  =============


Net income (loss) per common share              $       0.02   $       (0.00) $       (0.04)    $         0.07  $       (0.31)
                                               =============   =============  =============   ================  =============
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